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                                     EXHIBIT 23.1

                  CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-68777) pertaining to the 1998 Non-Qualified Stock Option Plan, the Registration Statement (Form S-8 No. 333-19883) pertaining to the 1996 Stock Option Plan, the Registration Statement (Form S-8 No. 333-11841) pertaining to the 1996 Nonstatutory Employee and Consultant Option Plan and the Registration Statement (Form S-8 No. 033-95886) pertaining to the 1995 Employee Stock Purchase Plan, the 1995 Employee and Consultant Stock Plan and the 1995 Director Stock Option Plan of DSP Communications, Inc., of our report dated January 11, 1999, with respect to the consolidated financial statements of DSP Communications, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 1998.


                                             /s/ ERNST & YOUNG LLP

Palo Alto, California
March 23, 1999